Filed Pursuant to Rule 433
Registration Statement No. 333-190825

Lumos Networks Corp. Announces Secondary Offering of Common Stock by Quadrangle

Company Release – March 11, 2015

Waynesboro, VA. – Lumos Networks Corp. (“Lumos Networks” or the “Company”) (Nasdaq: LMOS), a fiber-based service provider of data, voice and IP-based telecommunication services in the Mid-Atlantic region, today announced the sale of an aggregate of 1,600,000 shares of its common stock on an underwritten basis by investment funds affiliated with Quadrangle Capital Partners L.P. (“Quadrangle”) to UBS Investment Bank, as the underwriter in a registered offering of these shares of common stock.

The last reported sale price of the Company’s common stock on March 10, 2015 was $17.22 per share. UBS Investment Bank proposes to offer for sale the shares of common stock from time to time in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part.

Upon completion of the offering, Quadrangle will own approximately 5.3% of the outstanding common stock of the Company. The offering is expected to close and settle on March 17, 2015. (This settlement date will be after the record date for our 2015 Annual Meeting of Stockholders. Accordingly, purchasers will not be entitled to vote shares of our common stock sold in this offering at our 2015 Annual Meeting of Stockholders.) The Company is not selling any shares of common stock in the offering and will not receive any of the proceeds.

A shelf registration statement (including a prospectus) relating to the offering has previously been filed with the Securities and Exchange Commission (“SEC”) and has become effective. Before investing, interested parties should read the prospectus and other documents filed with the SEC for information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the prospectus may be obtained from the underwriter at: UBS Investment Bank, 1285 Avenue of the Americas, New York, NY 10019, Attention: Prospectus Department, Telephone: (888) 827-7275.

This news release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

About Lumos Networks

Lumos Networks is a fiber-based provider in the Mid-Atlantic region serving Carrier and Enterprise customers offering end to end connectivity in 23 markets in Virginia, Pennsylvania, West Virginia, Maryland, Ohio and Kentucky. With a fiber network of 7,822 fiber route miles, Lumos Networks connects to 858 Fiber to the Cell sites, 31 data centers and 1,477 on-net buildings. Detailed information about Lumos Networks is available at www.lumosnetworks.com.

SPECIAL NOTE FROM THE COMPANY REGARDING FORWARD-LOOKING STATEMENTS

Any statements contained in this news release that are not statements of historical fact, including statements about our beliefs and expectations, are forward-looking statements and should be evaluated as such. The words

“anticipates,” “believes,” “expects,” “intends,” “plans,” “estimates,” “targets,” “projects,” “should,” “may,” “will” and similar words and expressions are intended to identify forward-looking statements. Such forward-looking statements reflect, among other things, our current expectations, plans and strategies, and anticipated financial results, all of which are subject to known and unknown risks, uncertainties and factors that may cause our actual results to differ materially from those expressed or implied by these forward-looking statements. Many of these risks are beyond our ability to control or predict. Because of these risks, uncertainties and assumptions, you should not place undue reliance on these forward-looking statements. Furthermore, forward-looking statements speak only as of the date they are made. We do not undertake any obligation to update or review any forward-looking information, whether as a result of new information, future events or otherwise. Important factors with respect to any such forward-looking statements, including certain risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, include, but are not limited to: rapid development and intense competition in the telecommunications and high speed data transport industry; our ability to offset expected revenue declines in legacy voice and access products related to the recent regulatory actions, wireless substitution, technology changes and other factors; our ability to effectively allocate capital and implement our “edge-out” expansion plans in a timely manner; our ability to complete customer installations in a timely manner; adverse economic conditions; operating and financial restrictions imposed by our senior credit facility; our cash and capital requirements; declining prices for our services; our ability to maintain and enhance our network; the potential to experience a high rate of customer turnover; federal and state regulatory fees, requirements and developments; our reliance on certain suppliers and vendors; and other unforeseen difficulties that may occur. These risks and uncertainties are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our SEC filings, including our Annual Report for the year ended December 31, 2014. Additionally, goals referred to in this news release are long-term in nature and are subject to various risks and uncertainties. The inclusion of a goal in this news release is not a representation by any person that the results will be achieved.

Lumos Networks Corp.

Will Davis

Vice President of Investor Relations and Chief of Staff

540-946-6930 (office)

917-519-6994 (cell)

davisw@lumosnet.com

Source: Lumos Networks Corp.